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Exhibit 5

Quarterly Results

Quarterly results — reported basis

	2003				2002
	Quarter ended				Quarter ended
(millions of dollars)
	October 31	July 31	April 30	January 31	October 31	July 31	April 30	January 31
Net interest income	$1,379	$1,402	$1,445	$1,390	$1,388	$1,404	$1,308	$1,200
Provision for credit losses	(83)	59	98	112	950	1,250	400	325

Net interest income after credit loss provision	1,462	1,343	1,347	1,278	438	154	908	875
Other income	1,094	1,193	968	1,169	1,054	1,038	1,189	1,648

Net interest and other income	2,556	2,536	2,315	2,447	1,492	1,192	2,097	2,523
Non-interest expenses	1,960	1,883	2,564	1,957	1,861	1,882	1,944	2,065

Income (loss) before provision for (benefit of) income taxes and non-controlling interest in net income of subsidiaries	596	653	(249)	490	(369)	(690)	153	458
Provision for (benefit of) income taxes	72	129	1	120	(189)	(298)	(21)	63
Non-controlling interest in net income of subsidiaries	23	23	23	23	16	13	18	17

Net income (loss)	501	501	(273)	347	(196)	(405)	156	378
Preferred dividends	21	21	22	23	23	23	24	23

Net income (loss) applicable to common shares	$480	$480	$(295)	$324	$(219)	$(428)	$132	$355

(dollars)
Basic net income (loss) per common share	$.74	$.74	$(.46)	$.50	$(.34)	$(.67)	$.20	$.56
Diluted net income (loss) per common share	.73	.73	(.46)	.50	(.34)	(.67)	.20	.55
Return on common shareholders' equity	16.7%	17.1%	(10.5)%	11.1%	(7.4)%	(13.9)%	4.4%	11.5%
(billions of dollars)
Average earning assets	$242	$259	$259	$248	$250	$257	$261	$259
Net interest income as a % of average earning assets	2.26%	2.15%	2.29%	2.22%	2.20%	2.17%	2.06%	1.84%

Quarterly results — operating cash basis 1

	2003				2002
	Quarter ended				Quarter ended
(millions of dollars)
	October 31	July 31	April 30	January 31	October 31	July 31	April 30	January 31
Net interest income (TEB)	$1,441	$1,460	$1,501	$1,444	$1,441	$1,452	$1,368	$1,261
Provision for credit losses	(83)	59	98	112	950	1,250	400	325

Net interest income after credit loss provision	1,524	1,401	1,403	1,332	491	202	968	936
Other income	1,094	1,193	968	1,169	1,054	1,016	1,189	1,630

Net interest and other income	2,618	2,594	2,371	2,501	1,545	1,218	2,157	2,566
Non-interest expenses	1,785	1,697	2,365	1,745	1,635	1,641	1,687	1,791

Income (loss) before provision for (benefit of) income taxes and non-controlling interest in net income of subsidiaries	833	897	6	756	(90)	(423)	470	775
Provision for (benefit of) income taxes (TEB)	197	254	129	253	(66)	(167)	136	230
Non-controlling interest in net income of subsidiaries	23	23	23	23	16	13	18	17

Net income (loss)	613	620	(146)	480	(40)	(269)	316	528
Preferred dividends	21	21	22	23	23	23	24	23

Net income (loss) applicable to common shares	$592	$599	$(168)	$457	$(63)	$(292)	$292	$505

(dollars)
Basic net income (loss) per common share	$.91	$.92	$(.26)	$.71	$(.10)	$(.46)	$.46	$.79
Diluted net income (loss) per common share	.90	.91	(.26)	.70	(.10)	(.46)	.45	.78
Return on common shareholders' equity	20.6%	21.4%	(6.0)%	15.6%	(2.1)%	(9.5)%	9.7%	16.4%
(billions of dollars)
Average earning assets	$242	$259	$259	$248	$250	$257	$261	$259
Net interest income (TEB) as a % of average earning assets	2.36%	2.24%	2.38%	2.31%	2.29%	2.25%	2.15%	1.93%

1 Operating cash basis measurements are defined in the
"How the Bank reports" section on page 10 of this Annual Report.

96        TD BANK FINANCIAL GROUP ANNUAL REPORT 2003

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Quarterly Results